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                                                                    EXHIBIT 99.1
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                 [LETTERHEAD OF PATRIOT AMERICAN APPEARS HERE]



FOR IMMEDIATE RELEASE
WEDNESDAY, FEBRUARY 26, 1997

            PATRIOT AMERICAN ANNOUNCES SIGNING OF MERGER AGREEMENT,
                           FILING OF PROXY STATEMENT
         FOR CALIFORNIA JOCKEY CLUB AND BAY MEADOWS OPERATING COMPANY;
                DECLARES DATE OF RECORD FOR 2-FOR-1 STOCK SPLIT

DALLAS TX, FEBRUARY 26, 1997--Patriot American Hospitality, Inc. (NYSE:PAH) today announced it has signed the final merger agreement to acquire California Jockey Club (AMEX:CJ) and Bay Meadows Operating Company. This merger agreement follows the terms and conditions of the previously announced binding agreement, which was approved unanimously by the Boards of Patriot American, California Jockey Club and Bay Meadows and announced on October 31, 1996. In conjunction with the signing of the definitive agreement, Patriot announced it filed the proxy statement for the California Jockey/Bay Meadows transaction today with the Securities and Exchange commission, and that the shareholder meeting to approve this transaction will be held in May.

     The company announced a record date of March 7, 1997 for its two-for-one stock split in the form of a stock dividend. The brokers' cutoff date has been set for March 14, 1997 with an anticipated date for mailing certificates of March 18, 1997.

     With regard to this acquisition of California Jockey Club and Bay Meadows Operating Company (AMEX:CJ), company officials said the exchange ratio for the merger will be adjusted accordingly for a neutral effect to the shareholders of California Jockey Club and Bay Meadows as a result of the stock split.

     ABOUT PATRIOT AMERICAN Patriot American is the nation's second-largest
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hotel real estate investment trust (REIT) with a portfolio consisting of 52 hotels with a total of 12,329 rooms. Upon completion of its acquisition of California Jockey Club (AMEX:CJ) and Bay Meadows Operating Company, Patriot American will be one of only two hotel REITs with the ability to lease its properties to a paired operating company. Having tripled the size of its rooms portfolio in just 16 months, Patriot American is continuing to acquire full-service hotel properties. Patriot American intends to lease hotels acquired prior to the closing of the California Jockey Club/Bay Meadows Operating Company acquisition to a lessee owned and operated by executive officers of Patriot American and expects that these hotels will be leased to the paired operating company after the consummation of the merger.